UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 16, 2007

Luminent Mortgage Capital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31828	06-1694835
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 California Street, Suite 1350, San Francisco, California		94111
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	415 217-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 17, 2007, we entered into a warrant agreement for the benefit of the holders from time to time of capital stock warrants, accepted by ARCO Capital Corporation, Ltd., or ARCO, which is described in Item 3.02 of this report.

Item 3.02 Unregistered Sales of Equity Securities.

On August 17, 2007, we entered into a warrant agreement for the benefit of the holders from time to time of capital stock warrants, accepted by ARCO, pursuant to which we issued warrants to ARCO that entitle ARCO to purchase up to a 49% voting interest and a 51% economic interest in us on a fully diluted basis at an exercise price of $0.18 per common share, exercisable for a five-year period beginning August 30, 2007. So long as our 8.125% Convertible Senior Notes due 2027 are outstanding and the holders of those convertible notes have the right to cause their convertible notes to be redeemed following a change in control of us, the maximum number of shares of common stock that could be issued to ARCO upon the exercise of the warrants granted under the warrant agreement is the number that, together with all other shares of our common stock beneficially owned by ARCO, would result in ARCO owning no more than 49% of the issued and outstanding shares of our common stock. A copy of the warrant agreement is filed as Exhibit 4.1 to this report and is incorporated by reference into this report. We entered into the warrant agreement and issued the warrants to ARCO in consideration of ARCO's arranging for master reverse repurchase agreements aggregating approximately $64.9 million, as described under Item 8.01 below. We issued the warrants pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure.

On August 20, 2007, we issued a press release announcing that we and ARCO had entered into a letter of intent. A copy of that press release is furnished as Exhibit 99.1 to this report and is incorporated by reference into this report.

The information in this Current Report on Form 8-K (including the exhibit incorporated into this Item 7.01 by reference) is being is provided under Item 7.01 of Form 8-K and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

We and ARCO have entered into a letter of intent dated August 16, 2007 that outlined current and proposed transactions intended to address our current liquidity issues that arose due to unanticipated disruptions in mortgage credit markets, including:
• the arrangement of master reverse repurchase agreements described below;
• the issuance of warrants described in Item 3.02 above; and
• additional transactions that would provide us with additional capital with the intention of addressing current or impending margin calls and financing maturities and allow us to further stabilize our repurchase lines.
A copy of the letter of intent is filed as Exhibit 99.2 to this report and is incorporated by reference into this report. Each of the additional transactions contemplated by the letter of intent is subject to the negotiation and execution of definitive agreements and satisfaction of conditions, some of which remain to be agreed. The additional transactions may not be consummated and the transactions under the letter of intent may not be successful in fully addressing our liquidity challenges.

As outlined in the letter of intent, ARCO arranged for master reverse repurchase agreements, effective August 14, 2007, for each of our following subsidiaries: Mercury Mortgage Finance Statutory Trust, Saturn Portfolio Management, Inc. and Minerva Mortgage Finance Corporation. Pursuant to these agreements, Mercury, Saturn and Minerva sold mortgage-backed securities for an aggregate purchase price of approximately $64.9 million. Each of Mercury, Saturn and Minerva is required to repurchase the assets upon demand, upon satisfaction of certain notice requirements.

On August 17, 2007, the trustee with respect to $90 million of our 8.125% Convertible Senior Notes due 2027 declared an event of default to have occurred under the related indenture because of the events of default previously declared by our repurchase agreement lenders, but has not yet declared those notes to be immediately due and payable.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Exhibit Description
4.1 Capital Stock Warrant Agreement dated August 17, 2007.
99.1 Press Release dated August 20, 2007.
99.2 Letter of Intent dated August 16, 2007 between Luminent Mortgage Capital, Inc. and ARCO Capital Corporation, Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminent Mortgage Capital, Inc.

August 22, 2007	By:	/s/ Christopher J. Zyda

Name: Christopher J. Zyda
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

4.1	Capital Stock Warrant Agreement dated August 17, 2007.
99.1	Press Release dated August 20, 2007
99.2	Letter of Intent dated August 16, 2007 between Luminent Mortgage Capital, Inc. and ARCO Capital Corporation, Ltd.